Exhibit 10.21
Amendment to MOIC Options

This Amendment to MOIC Options (this “Amendment”) is entered into as of March 19, 2022 by and between HireRight Holdings Corporation (the “Company”), successor to HireRight GIS Group Holdings, LLC (“HGGH”), and Conal Thompson (“Optionee”).

1.The Company and Optionee are parties to that certain Equity Incentive Plan Award Agreement dated December 3, 2018 (the “Option Agreement”), pursuant to which HGGH issued to Optionee options to purchase (i) up to 1,369,401 units of HGGH with vesting based solely on continued service (the “Time-Based Options”), and (ii) up to 1,369,401 units of HGGH with vesting contingent upon attainment of certain specified levels of cash return to the Company’s original investors on their investments in HGGH (the “Performance-Based Options” and together with the Time-Based Options, the “Options”).

2.In October 2021, HGGH converted into the Company, and as a result of the Conversion the Options became options for shares of the Company’s common stock. Subsequently the Company implemented a one-for-15.969236 reverse stock split, and as a result, the Options currently cover 171,504 shares of the Company’s common stock, split evenly between the Time-Based Options and the Performance-Based Options.

3.The minimum level of cash return to the Company’s original investors on their investments in HGGH required to commence vesting of the Performance-Based Options has not been attained, and accordingly the Performance-Based Options remain entirely unvested.

4.The Compensation Committee of the Company’s Board of Directors deems it appropriate for purposes of motivation and retention of Optionee to amend the Performance-Based Options as set forth herein, and Optionee desires such amendment.

Therefore, in consideration of the foregoing, the Company and Optionee hereby agree as follows:

1.All references in the Option Agreement to “Time-Based Options” are hereby modified to “Tranche 1 Options,” and all references in the Option Agreement to “Performance-Based Options” are hereby modified to “Tranche 2 Options.”

2.The introductory portion of Section 4 of the Option Agreement preceding Section 4(a) is hereby deleted in its entirety and replaced with the following:

4. Vesting. The Option shall initially be unvested. Fifty percent (50%) of the Option shall vest as set forth in Section 4(a) herein (the “Tranche 1 Options”), and the remaining fifty percent (50%) of the Option shall vest as set forth in Section 4(b) herein (the “Tranche 2 Options”).
3.Section 4(b) Performance-Based Options of the Option Agreement is hereby deleted in its entirety and replaced with the following:

(2)Tranche 2 Options: The Tranche 2 Options shall become vested in 12 installments, as follows:
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Vesting Date	Cumulative Vesting Percentage
March 31, 2022	8.33%
June 30, 2022	16.66%
September 30, 2022	25.0%
December 31, 2022	33.33%
March 31, 2023	41.66%
June 30, 2023	50.0%
September 30, 2023	58.33%
December 31, 2023	66.66%
March 31, 2024	75%
June 30, 2024	83.33%
September 30, 2024	91.66%
December 31, 2024	100%

provided that you remain continuously employed by or continue to provide services to the Company or one of its Subsidiaries from the Date of Grant through the applicable vesting date.

4. For purposes of the Optionee’s severance entitlements, all of the Options will be considered to vest based upon the passage of time during continued employment without specific performance requirements.

5. Except as set forth in this Amendment, the Options will continue in effect according to the Option Agreement.

    The Company and Optionee hereby agree to the foregoing Amendment.

HireRight Holdings Corporation By: ____________________________ Name: _________________________ Title: _________________________	______________________________ Optionee

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